Exhibit 10.2

NORTH CAROLINA OFFICE OF THE COMMISSIONER OF BANKS RALEIGH, NORTH CAROLINA DOCKET NUMBER 10:294:B
In the Matter of: THE BANK OF ASHEVILLE ASHEVILLE, NORTH CAROLINA (Insured State Nonmember Bank)	) ) ) ) ) ) )	CONSENT ORDER

The North Carolina Office of the Commissioner of Banks is the chartering authority for The Bank of Asheville, Asheville, North Carolina (“Bank”)
The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation to the Issuance of a Consent Order” (“STIPULATION”), dated September 23, 2010, that is accepted by the North Carolina Commissioner of Banks (the “Commissioner”).  The Commissioner may issue an order pursuant to the provisions of NCGS 53-107.1
With the STIPULATION, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in capital, asset quality, management, earnings, liquidity, and sensitivity to market risk, to the issuance of this Consent Order (“ORDER”) by the Commissioner.
Having determined that the requirements for issuance of an ORDER under NCGS 53-107.1 have been satisfied, the Commissioner hereby orders that:

BOARD OF DIRECTORS
1.           (a)           Beginning with the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  The Board shall prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committees.  Nothing in the foregoing sentences shall preclude the Board from considering matters other than those contained in the agenda.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved:  reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans, including loan-to-value exceptions; investment activity; operating policies; and individual committee actions.  Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
(b)           Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, to oversee the Bank’s compliance with the ORDER.  Three of the members of the Directors’ Committee shall not be officers of the Bank.  The Directors’ Committee shall receive from Bank management monthly reports detailing the Bank’s actions with respect to compliance with the ORDER.  The Directors’ Committee shall present a report detailing the Bank’s adherence to the ORDER to the Board at each regularly scheduled Board meeting.  Such report shall be recorded in the appropriate minutes of the Board’s meeting and shall be retained in the Bank’s records.  Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.
MANAGEMENT
2.	The Bank shall have and retain qualified management.
(a)           Within 90 days from the effective date of this Order, each member of management shall have the qualifications and experience commensurate with assigned duties and responsibilities at the Bank.  Each member of management shall be provided appropriate written authority from the Bank's Board to implement the provisions of this ORDER.  Management shall include the chief executive officer, chief credit officer or senior lending officer, and chief financial officer.  All management officials shall have experience and expertise appropriate and necessary for performance of his or her duties.
(b)           The qualifications of management shall be assessed on management’s ability to:
(i)	Comply with the requirements of this ORDER;
(ii)	Operate the Bank in a safe and sound manner;
(iii)	Comply with applicable laws and regulations; and
(iv)
Restore all aspects of the Bank to a safe and sound condition, including, but not limited to, asset quality, capital adequacy, earnings, management effectiveness, risk management, liquidity, and sensitivity to market risk.

(c)           During the life of this ORDER, the Bank shall notify the Commissioner in writing of the resignation or termination of any of the Bank’s directors or senior executive officers.  Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall notify and seek the prior written approval of the Commissioner.
(d)           Within 30 days from the effective date of this ORDER, the Board shall engage an independent third party acceptable to the Commissioner who possesses appropriate expertise and qualifications to analyze and assess the Bank's management and staffing performance and needs.  The engagement shall require that the analysis and assessment shall be summarized in a written report to the Board (“Management Report”).
(e)           Within 60 days of receipt of the Management Report, the Board will develop a written Management Plan that incorporates the findings of the Management Report, a plan of action in response to each recommendation contained in the Management Report, and a time frame for completing each action.  A copy of the Management Report and Management Plan and any subsequent modification thereto shall be submitted to the Commissioner for review and comment.  Within 30 days from receipt of any comment, and after consideration of such comment, the Board shall approve the Management Plan which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank and its directors, officers, and employees shall implement and follow the Management Plan and any modifications thereto.  It shall remain the responsibility of the Board to fully implement the plan within the specified time frames.  In the event the plan, or any portion thereof, is not implemented, the Board shall immediately advise the Commissioner in writing, of specific reasons for deviating from the Management Plan.  Such Management Plan and its implementation shall be subject to review and approval of the Commissioner.

CAPITAL
3.           (a)           While this ORDER is in effect, the Bank shall have and maintain Tier 1 capital in such an amount as to equal or exceed eight (8%) percent of the Bank's total assets.  In the event this ratio falls below the established minimum, the Bank shall notify the Commissioner and shall increase capital in an amount sufficient to comply with this paragraph within 90 days.
(b)           Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a plan for achieving and maintaining the capital level required by paragraph 3(a) during the life of this ORDER.  The plan shall be submitted to the Commissioner for review and approval.
(c)           The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to paragraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Commissioner as determined at subsequent examinations and/or visitations.
(d)           Any increase in Tier 1 capital necessary to meet the requirements of paragraph 3 of this ORDER may be accomplished by the following:
(i)           The sale of common stock;
(ii)           The sale of non-cumulative perpetual preferred stock;
(iii)           The direct contribution of cash by the Board or other shareholders;
(iv)           Any other means acceptable to the Commissioner; or
(v)           Any combination of the above means.
Any increase in Tier 1 capital necessary to meet the requirements of paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank’s ALLL.

(e)           If all or part of the increase in Tier 1 capital required by paragraph 3 of this ORDER is accomplished by the sale of new securities, the Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan.  Should the implementation of the plan involve a public distribution of the Bank's securities (including a distribution limited only to the Bank's existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws.  Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the North Carolina Office of the Commissioner of Banks, 4309 Mail Service Center, Raleigh, North Carolina 27699.  Any changes requested to be made in the plan or materials shall be made prior to their dissemination.  If the increase in Tier 1 capital is provided by the sale of non-cumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Commissioner for prior approval.
(f)           In complying with the provisions of paragraph 3 of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank's securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities.  The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank's securities who received or was tendered the information contained in the Bank's original offering materials.
(g)           For the purposes of this ORDER, the terms “Tier 1 capital,” and “total assets” shall have the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, Appendix A.
REDUCTION OF CLASSIFIED ASSETS
4.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset in excess of $250,000 classified “Substandard” or “Doubtful” in the Report of Examination dated April 26, 2010 (“Report”).  For purposes of this paragraph, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by Commissioner.  In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.
(b)           In addition, the written plan mandated by this paragraph shall include, but not be limited to, the following:
(i)
A schedule for reducing the outstanding dollar amount of each adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each adversely classified asset must show its expected dollar balance on a quarterly basis);

(ii)	Specific action plans intended to reduce the Bank’s risk exposure in each classified asset;
(iii)
A schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 capital plus the ALLL;

(iv)	A provision for the Bank’s submission of monthly written progressreports to its Board; and
(v)	A provision mandating Board review of the progress reports, with a notation of the review recorded in the Board minutes.
(c)           The plan mandated by this paragraph shall further require a reduction in the aggregate balance of assets classified “Substandard” and “Doubtful” in the Report in accordance with the following schedule.  For purposes of this paragraph, “number of days” means number of days from the effective date of this ORDER.
(i)	Within 180 days, a reduction of twenty percent (20%) in the balance of assets classified “Substandard” or “Doubtful.”
(ii)	Within 360 days, a reduction of forty percent (40%) in the balance of assets classified “Substandard” or “Doubtful.”
(iii)	Within 540 days, a reduction of sixty percent (60%) in the balance of assets classified “Substandard” or “Doubtful.”
(iv)	Within 720 days, a reduction of eighty percent (80%) in the balance of assets classified “Substandard” or “Doubtful.”

(d)           The requirements of this paragraph do not represent standards for future operations of the Bank.  Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.
(e)           Within 60 days from the effective date of this ORDER, the Bank shall submit the written reduction plan to the Commissioner for review and comment.  Within 30 days from receipt of any comment from the Commissioner, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board.  Thereafter, the Bank shall implement and fully comply with the plan.  Such plans shall be monitored and progress reports thereon shall be submitted to the Commissioner at 90-day intervals concurrently with the other reporting requirements set forth in this ORDER.
ALLOWANCE FOR LOAN AND LEASE LOSSES
5.           (a)           Immediately upon the entry of this ORDER, the Board shall make a provision to replenish the ALLL which is underfunded as set forth in the Report.
(b)           Within 45 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL.  For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss” and 50 percent of those classified “Doubtful.”  The policy shall provide for a review of the ALLL at least once each calendar quarter in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income.  The review should focus on the results of the Bank's internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions.  The review should include a review of compliance with FAS 5, currently codified as ASC 450, and FAS 114, currently codified as ASC 310-40, including the identification of and the appropriate value for collateral dependent loans.  The policy shall adhere to the guidance set forth in the Interagency Policy Statement on the Allowance for Loan and Lease Losses.  A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings.  The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review.  The Bank’s policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Commissioner as determined at subsequent examinations and/or visitations.
REDUCTION OF CONCENTRATIONS OF CREDIT

6.           Within 60 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit listed on the Concentration page of the Report.  Concentrations should be identified by product type, geographic distribution, underlying collateral or other asset groups, which are considered economically related and in the aggregate represent a large portion of the Bank’s Tier 1 capital.  The Bank shall provide a copy of this analysis to the Commissioner.  The Bank shall develop a plan to reduce any segment of the portfolio which the Commissioner deems to be an undue concentration of credit in relation to the Bank's Tier 1 capital.  The plan and its implementation shall be in a form and manner acceptable to the Commissioner.

  CHARGE-OFF
7.           (a)           Within 30 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" and 50 percent of those assets classified "Doubtful" in the Report that have not been previously collected or charged-off.  If an asset classified “Doubtful” is a loan or lease, the Bank may, in the alternative, increase its ALLL by an amount equal to 50 percent of the loan or lease classified “Doubtful”.  Elimination of any of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.
(b)           Additionally, while this ORDER remains in effect, the Bank shall, within 30 days from the receipt of any official Report of Examination of the Bank from the FDIC or the Commissioner, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any asset classified “Loss” and 50 percent of the those classified “Doubtful” unless otherwise approved in writing by the Commissioner.
NO ADDITIONAL CREDIT
8.           (a)           As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" or "Doubtful" and is uncollected.  The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.
(b)           Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Substandard” or is listed for “Special Mention” and is uncollected.

(c)           Paragraph 8(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank.  Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing:
(i)	Why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;
(ii)	That the Bank’s position would be improved thereby; and
(iii)	How the Bank’s position would be improved.
(d)           The signed certification shall be made a part of the minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file.
LENDING AND COLLECTION POLICIES
9.           Within 90 days from the effective date of this ORDER, the Bank shall ensure the full implementation of its written lending and collection policy to provide effective guidance and control over the Bank's lending function, which implementation shall include the resolution of those exceptions enumerated in the Report.  The written policy should include specific guidelines for placing loans on nonaccrual and requirements for appraisals and evaluations consistent with outstanding regulatory guidance and the Uniform Standards of Professional Appraisal Practice.  The policy shall include requirements for re-appraising and/or re-evaluating real estate pledged as collateral on an ongoing basis that take into consideration changing market conditions and economic factors.  In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank's loan portfolio.  Such policy and its implementation shall be in a form and manner acceptable to the Commissioner.
INTERNAL LOAN REVIEW
10.           Within 90 days from the effective date of this ORDER, the Bank shall adopt an effective internal loan review and grading system to provide for the periodic review of the Bank's loan portfolio in order to identify and categorize the Bank's loans, and other extensions of credit which are carried on the Bank's books as loans, on the basis of credit quality.  Such system and its implementation shall be satisfactory to the Commissioner as determined at their initial review and at subsequent examinations and/or visitations.  At a minimum, the grading system shall provide for the following:
(a)           Specification of standards and criteria for assessing the credit quality of the Bank's loans;
(b)           Application of loan grading standards and criteria to the Bank's loan portfolio;
(c)           Categorization of the Bank's loans into groupings based on the varying degrees of credit and other risks that may be presented under the applicable grading standards and criteria, but in no case will a loan be assigned a rating higher than that assigned by examiners at the last examination of the Bank without prior written notification to and consent of the Commissioner;
(d)           Assessment of the likelihood that each loan exhibiting credit and other risks will not be repaid according to its terms and conditions;

(e)           Identification of any loan that is not in conformance with the Bank's loan policy;
(f)           Identification of any loan which presents any unsafe or unsound banking practice or condition or is otherwise in violation of any applicable State or Federal law, regulation, or statement of policy;
(g)           Requirement of a written report to be made to the Board and Audit Committee, not less than quarterly after the effective date of this ORDER.  The report shall identify the status of those loans that exhibit credit and other risks under the applicable grading standards/criteria and the prospects for full collection and/or strengthening of the quality of any such loans; and
(h)           Specific policies governing Bank charge-offs of loans and underlying collateral taken to repay loans.
WRITTEN STRATEGIC PLAN
11.           Within 90 days from the effective date of this ORDER, the Bank shall prepare and submit to the Commissioner its written strategic plan consisting of long-term goals designed to improve the condition of the Bank and its viability and strategies for achieving those goals.  The plan shall be in a form and manner acceptable to the Commissioner, but at a minimum shall cover three years and provide specific objectives for asset growth, market focus, earnings projections, capital needs, and liquidity position.
PLAN TO IMPROVE EARNINGS/BUDGET
12.           (a)           Within 120 days from the effective date of this ORDER, the Bank shall formulate and fully implement a written plan and a comprehensive budget for all categories of income and expense for the calendar year ending 2011.  The plan and budget shall include formal goals and strategies, consistent with sound banking practices and taking into account the Bank’s other written policies, to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain earnings of the Bank.  The plan shall include a description of the operating assumptions that form the basis for and adequately support major projected income and expense components.  Thereafter, the Bank shall formulate such a plan and budget by December 30th preceding each subsequent budget year.
(b)           The plan and budget and any subsequent modification thereto shall be submitted to the Commissioner for review and comment.  Within 30 days after the receipt of any comment from the Commissioner, the Board shall approve the plan and budget or subsequent modification thereto, which approval shall be recorded in the minutes of the meeting of the Board.
(c)           Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan and budget and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.
LIQUIDITY AND FUNDS MANAGEMENT
13.           (a)           Within 90 days from the effective date of this ORDER, the Bank shall review and revise its written plan addressing liquidity, contingent funding, interest rate risk, and asset liability management, which plan shall include, at a minimum, revisions to address all items of criticism in the Report.
(b)           The plan shall incorporate the guidance contained in the FDIC’s Financial Institution Letter (FIL) 84-2008, dated August 26, 2008, entitled Liquidity Risk Management.  The plan shall provide restrictions on the use of brokered and internet deposits consistent with safe and sound banking practices.

(c)           A copy of the plan shall be submitted to the Commissioner upon its completion for review and comment.  Within 30 days from the receipt of any comments from the Commissioner, the Bank shall incorporate those recommended changes.  Thereafter, the Bank shall implement and follow the plan, and implementation shall be in a form and manner acceptable to the Commissioner as determined at subsequent examinations and/or visitations.
OTHER REAL ESTATE
14.           Within 90 days from the effective date of this ORDER, the Board shall develop a written policy for managing the Other Real Estate of the Bank.  The Bank shall submit the policy to the Commissioner for review and comment.  Within 30 days from receipt of any comment from the Commissioner, and after due consideration of any recommended changes, the Bank shall approve the policy, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the policy.
BROKERED DEPOSITS
15.           (a)           Throughout the effective life of this ORDER, the Bank shall not accept, renew, or rollover any brokered deposit, as defined by 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.
(b)           The Bank shall comply with the restrictions on the effective yields on deposits described in 12 C.F.R. § 337.6.
RESTRICTIONS ON CERTAIN PAYMENTS
16.           (a)           While this ORDER is in effect, the Bank shall not declare or pay dividends without the prior written approval of the Commissioner.  All requests for prior approval shall be received at least 30 days prior to the proposed dividend payment declaration date (at least 5 days with respect to any request filed within the first 30 days after the date of this ORDER) and shall contain, but not be limited to, an analysis of the impact such dividend payment would have on the Bank's capital, income, and/or liquidity positions.
(b)           During the term of this ORDER, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Commissioner.
VIOLATIONS OF LAW AND REGULATION
17.           Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all contraventions of statements of policy that are contained in the Report.  In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws, regulations, and statements of policy.
ASSET GROWTH LIMITATIONS

18.           During the life of this ORDER, the Bank shall limit asset growth to no more than ten percent (10%) per annum and in no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER without receiving prior written approval of the Commissioner.
PROGRESS REPORTS
19.           Within 30 days from the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Commissioner detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.  Such reports shall include a copy of the Bank's Reports of Condition and of Income.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Commissioner has released the Bank in writing from making further reports.  All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the minutes of the appropriate Board meeting.
DISCLOSURE

20.           Following the issuance of this ORDER, the Bank shall provide to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication or in conjunction with its notice or proxy statement preceding the Bank's next shareholder meeting.  The description shall fully describe the ORDER in all material respects.  The description and any accompanying communication, statement, or notice shall be sent to the North Carolina Office of the Commissioner of Banks, 4309 Mail Service Center, Raleigh, North Carolina 27699-4309, to review at least twenty (20) days prior to dissemination to shareholders.  The Bank shall make any changes required by the Commissioner prior to dissemination of the description, communication, notice, or statement.
The provisions of this ORDER shall not bar, estop, or otherwise prevent the Commissioner, or any federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.
The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.
The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside in writing by the Commissioner.
Dated this 23rd day of September, 2010.

/s/ Joseph A. Smith, Jr.
Joseph A. Smith, Jr.

Commissioner of Banks
Office of the Commissioner of Banks

The undersigned, as Regional Director of the Federal Deposit Insurance Corporation’s Atlanta Regional Office, acknowledges this Consent Order issued by the North Carolina Office of the Commissioner of Banks and considers its acceptance as representing a commitment to the Federal Deposit Insurance Corporation from the Board of Directors of The Bank of Asheville, Asheville, North Carolina, to make a good faith effort to comply with the terms of this Order.

_____________________________
Thomas J. Dujenski
Regional Director